Exhibit 5.1

11 S. Meridian Street Indianapolis, IN 46204-3535 U.S.A. (317) 236-1313 Fax (317) 231-7433 www.btlaw.com

November 18, 2022

Xylem Inc.

1133 Westchester Avenue, Suite N200

White Plains, NY 10604

Ladies and Gentlemen:

We have acted as special Indiana counsel to Xylem Inc. (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 3,200,000 additional shares of the Company’s common stock, par value $0.01 per share (“Common Shares”) authorized for issuance pursuant to the Xylem Inc. 2011 Omnibus Incentive Plan, as amended and restated on February 24, 2016 (the “Plan”), which Common Shares are comprised of additional Common Shares issuable under the Plan as a result of (i) awards under the Plan involving Common Shares that expire, or that are forfeited, cancelled or otherwise terminated, without the issuance of Common Shares, (ii) awards under the Plan involving Common Shares that are settled in cash in lieu of Common Shares, or (iii) awards under the Plan involving Common Shares that are exchanged for awards not involving Common Shares (such additional Common Shares are hereinafter referred to as the “Registered Shares”).

We have examined the originals or copies, certified or otherwise, identified to our satisfaction of (a) the Registration Statement, (b) the Plan and (c) such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In our review, we have assumed (i) the genuineness of all signatures on original documents, (ii) the conformity to original documents of all copies submitted to us, (iii) the accuracy and completeness of all corporate and public documents and records made available to us, and (iv) the legal capacity of all individuals who have executed any of such documents.

Based upon the foregoing, we are of the opinion that the Registered Shares have been duly authorized and, when the Registration Statement shall have become effective and the Registered Shares have been issued in accordance with the Plan, the Registered Shares will be validly issued, fully paid and nonassessable.

This opinion letter is limited to the current internal laws of the State of Indiana (without giving any effect to the conflict of law principles thereof) and we have not considered, and express no opinion on, the laws of any other jurisdiction. This opinion letter is dated and speaks as of the date of delivery. We have no obligation to advise you or any third parties of changes in law or fact that may hereafter come to our attention, even though legal analysis or legal conclusions contained in this opinion letter may be affected by such changes. This opinion is furnished to you in support of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose.

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November 18, 2022

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

BARNES & THORNBURG LLP